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                                                                 EXHIBIT 11


                          Flagstar Capital Corporation
                      Computation of Net Earnings per Share
                      (In thousands, except per share data)


In order to calculate net earnings per share of common stock, the Company must first subtract the dividend requirements of the Series A Preferred Shares to arrive at net earnings available to the common stockholders. Net earnings per share is calculated by dividing net earnings available to common stockholders by the average number of common shares outstanding during the period.



                                                      For the             For the            For the             For the
                                                      quarter             quarter          nine months         nine months
                                                       ended               ended              ended               ended
                                                     September           September          September           September
                                                        30,                 30,                30,                 30,
                                                        2000               1999               2000                1999
                                                   ---------------     --------------    ----------------    ----------------

Net Earnings                                          $   1,914          $    1,880        $    5,331          $   5,284
Less: preferred stock dividends                           1,222               1,222             3,666              3,666
                                                   ---------------     --------------    ----------------    ----------------
Net income available to common stock                  $     692          $      658        $    1,665          $   1,618
                                                   ===============     ==============    ================    ================
Average common shares outstanding                         1,000               1,000             1,000              1,000

Net earnings per share - basic                        $    0.69          $     0.66        $     1.66          $    1.62




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